EXHIBIT 99.1

Broadwind Energy Announces Q4 and Full Year 2018 Results

Highlights:

  2018 orders of $83 million include $40 million of orders from diverse customers and reflects strength in oil and gas and mining sectors

  Full year revenue of $125 million – 34% lower wind tower sales volumes, partially offset by growth in other product lines

  First profitable year for Gearing segment

  Full year EPS loss of $1.56 attributable to a $12.6 million ($.81 per share) non-cash intangible impairment and to lower tower sales

  Net debt reduced 18% in 2018, dropping to $13.7M at year-end, due to customer deposits received to support 2019 tower production

  On February 25, 2019, line of credit extended for three years and expanded to $35M to support 2019 revenue growth

CICERO, Ill., Feb. 26, 2019 (GLOBE NEWSWIRE) --  Broadwind Energy, Inc. (NASDAQ: BWEN) reported sales of $27.2 million in Q4 2018, up 53% compared to $17.8 million in Q4 2017. The increase was primarily attributable to $6.5M higher Towers and Heavy Fabrication sales due to a 113% increase in tower sections sold following a near shutdown at year-end 2017 when our major customer rebalanced inventories.  In addition to the tower volume increase, Gearing sales increased 28% to $10.9M, due primarily to strong demand from oil and gas and mining customers.

The Company reported a net loss of $12.4 million, or $.79 per share, in Q4 2018, compared to a loss of $7.0 million, or $.46 per share, in Q4 2017.  The current year loss included a $7.6M non-cash write-down of customer intangibles associated with the Red Wolf acquisition. Partially offsetting were improved operating results for Towers and Heavy Fabrications and Gearing.

The Company reported a non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments, restructuring costs and impairment expense) loss of $1.7 million in Q4 2018, compared to a loss $4.0 million in Q4 2017 (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release). The narrowed loss was due primarily to improved Towers and Heavy Fabrication and Gearing operating results as noted above.

Broadwind CEO Stephanie Kushner stated, “Gearing delivered a second consecutive strong quarter and its first profitable year.  Operational and organizational changes initiated earlier in 2018 have shifted the trajectory of the business and we are gaining market share and have a healthy backlog. We expect to capitalize on strong second half results and deliver solid profit margins in 2019.

Our tower business is recovering in the strong near-term domestic wind market, and our capacity utilization is rising. However, margins remain under pressure from imported towers which use significantly cheaper Asian steel. Our production of other heavy fabrications, particularly for mining and construction products, was up three-fold in 2018, and continues to be a diversification focus for the business.”

Our Process Systems segment has been challenged by Red Wolf’s reliance on a single gas turbine customer, but we have had some initial success with customer diversification and continue to make this a priority for the business.  We expect the segment to perform much better in 2019.”

Kushner concluded, “Our 2019 outlook is for quarterly revenue at or above $40 million, and average EBITDA of about $2 million per quarter.  First quarter EBITDA is expected to be $1.0-$1.5 million, impacted by the cost of ramping up tower production. Our expanded credit line will provide the capital to support our significant top-line recovery.”

For the full year of 2018, revenue totaled $125.4 million, compared to $146.8 million in 2017. The 15% decrease was due primarily to $34.6 million lower sales in the Towers and Heavy Fabrications segment due primarily to a 34% decrease in tower volumes, partially offset by increased sales of other heavy fabrications due to growth in demand from mining and construction customers.  Gearing segment revenues increased $12.4 million resulting from the growth in demand from oil and gas and mining customers.  Process Systems segment revenue increased modestly by $.9M, as increased industrial demand offset weaker demand for natural gas turbine content.

Net loss for 2018 totaled $24.1 million, versus a net loss of $3.6 million in 2017. The increased loss is attributable to non-cash impairment charges of $12.6 million in the current year and the absence of a $5.0 million income tax benefit recorded in 2017 associated with the Red Wolf acquisition, as well as the reduction in tower sales. The current year results also benefited from the improved operating results from Gearing and the $2.2 million impact of the New Markets Tax Credit loan forgiveness.

The Company reported non-GAAP adjusted EBITDA loss of $1.0 million for full year 2018 compared to income of $2.8 million in 2017. The decrease was due primarily to the lower capacity utilization in our tower plants, partially offset by the Gearing segment recovery (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Orders and Backlog

The Company booked $16.7 million of net new orders in Q4 2018, up 36% from $12.3 million in Q4 2017. Gearing orders totaled $8.5 million in Q4 2018, up from $7.4 million in Q4 2017 due primarily to strong demand from wind and mining customers. Process Systems orders more than doubled to $5.8 million in Q4 2018 compared to $2.4 million in Q4 2017 due primarily to higher demand from mining and other industrial customers. Towers and Heavy Fabrications orders were essentially flat, at $2.4 million in Q4 2018, compared to $2.5 million in Q4 2017.

Full year 2018 orders totaled $83.2 million, compared to $87.6 million in 2017. At December 31, 2018, total backlog was $96.5 million, compared to backlog of $138.2 million at December 31, 2017, consistent with entering the final year of a 3-year tower supply agreement.  Future tower orders are expected to be on a spot basis, reflecting a shift in procurement practices in the industry.

Segment Results

Towers and Heavy Fabrications

Broadwind Energy produces fabrications for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers and Heavy Fabrications segment sales totaled $10.7 million in Q4 2018, compared to $4.2 million in Q4 2017 when our tower production was curtailed as our key customer realigned inventories. The increase was due primarily to a 113% increase in tower sections sold and higher heavy fabrications revenue as a result of strong demand from mining and other industrial customers.

Towers and Heavy Fabrications segment operating loss narrowed to $2.8 million in Q4 2018 compared to $4.5 million in Q4 2017. Net loss for the Towers and Heavy Fabrications segment narrowed to $2.2 million in Q4 2018, compared to $4.2 million in Q4 2017. The non-GAAP adjusted EBITDA loss in Q4 2018 was $1.3 million compared to non-GAAP adjusted EBITDA loss of $3.0 million in Q4 2017 due primarily to the factors described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Towers and Heavy Fabrications segment sales for full year 2018 totaled $68.8 million, down 33% from $103.4 million in 2017, due primarily to a reduction in tower volumes coupled with a lower average sales price on the product mix sold.  The decreased tower demand was partially offset by an increase in sales of heavy fabrications due primarily to strong demand from mining and construction customers.

The full year operating income decreased from $2.7 million in 2017 to an operating loss of $4.3 million in 2018. The decrease was primarily attributable to lower capacity utilization, a lower margin product mix and start-up costs associated with restoring production levels as we ramped up activity during the first quarter following a near shutdown in late 2017. For the full year, the net loss for the Towers and Heavy Fabrications segment totaled $3.3 million compared to net income of $.9 million for 2017.  Non-GAAP adjusted EBITDA totaled $1.4 million in 2018 down from $7.8 million in 2017 due to the factors described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Gearing

Broadwind Energy engineers, builds and remanufactures precision gears and gearboxes for oil and gas, mining, steel, wind and other specialized applications.

Gearing segment sales totaled $10.9 million in Q4 2018, up 28% from $8.5 million in Q4 2017. The $2.4 million increase was due primarily to continued strong sales to oil and gas and mining customers, attributable to strong market demand and the expansion of our customer base.

Operating income for Q4 2018 totaled $1.0 million, compared to an operating loss of $.1 million in Q4 2017. The improvement was due primarily to improved plant utilization, higher labor productivity and greater manufacturing efficiencies. Partially offsetting these factors was the absence of the $.7 million environmental reserve reversal that occurred in 2017, as well as increased overhead costs to support higher production levels. Net income for the Gearing segment totaled $.9 million in Q4 2018, compared to a net loss of $.1 million in Q4 2017. Non-GAAP adjusted EBITDA was $1.6 million in Q4 2018 compared to $.6 million in Q4 2017 due mainly to the factors described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Gearing segment revenue for full year 2018 totaled $38.4 million, up 48% from $26.0 million for 2017. The increase was due primarily to the continued strong sales to oil and gas customers.

The Gearing segment had full year operating income of $.1 million in 2018, a significant improvement compared to a loss of $2.6 million in 2017. The full year 2018 had break-even net income, versus a net loss of $2.6 million in 2017. For full year 2018, non-GAAP adjusted EBITDA was $2.6 million compared to breakeven non-GAAP adjusted EBITDA in 2017 due mainly to the factors described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Process Systems

Broadwind Energy designs and manufactures custom, modular systems for compression, filtration and other specialized process applications for the global market. On February 1, 2017, the Company acquired Red Wolf which has been combined with the Abilene-based compressed natural gas (“CNG”) and fabrication business, previously reported as a part of Towers and Heavy Fabrications, to form the Process Systems segment.

Process Systems revenue totaled $5.6 million in Q4 2018 compared to $5.1 million in Q4 2017 due to higher sales to other industrial customers, partially offset by lower customer demand for natural gas turbine content. The operating loss totaled $8.9 million in Q4 2018 compared to operating loss of $.5 million in Q4 2017 due primarily to a non-cash impairment of a portion of the intangible value of Red Wolf’s customer relationship, because the business’s large gas turbine customer’s demand has declined significantly in a weaker global market.

Process Systems full year revenue totaled $18.3 million in 2018 compared to $17.4 million in 2017 due primarily to the recovery in mining and other industrial markets.

Process Systems full year operating loss totaled $16.4 million in 2018, which includes $12.6 million of impairment charges resulting from the write-off of intangible assets and $.7 million of restructuring costs related to the Abilene production facility. Net loss for full year 2018 totaled $16.0 million compared to net loss of $2.2 million in 2017 due mainly to the factors described above. Non-GAAP adjusted EBITDA loss for full year 2018 totaled $1.4 million compared to $.5 million in 2017 due to the factors described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Corporate

Corporate and other expenses decreased to $1.5 million in Q4 2018 compared to $1.6 million in Q4 2017 due primarily to lower compensation costs.

Corporate and other expenses for the full year totaled $4.3 million in 2018, down 17% from $5.2 million in 2017. The reduction was due primarily to $.8 million lower salaries and benefits expense, partially offset by the $.3 million reduction in the Red Wolf earn-out release in 2018 compared to 2017.

Cash and Liquidity

During Q4 2018, operating working capital (accounts receivable and inventory, net of accounts payable and customer deposits) improved $13.1 million to $5.0 million due primarily to an increase in customer deposits in support of higher 2019 tower production levels.

Debt and capital leases totaled $14.9 million at December 31, 2018. The Company’s $25 million line of credit with CIBC Bank USA had a balance of $11.0 million at December 31, 2018 and $10.3 million of availability.

On February, 25, 2019, the Company executed an Amended and Restated Loan and Security Agreement, with CIBC Bank USA and other lenders, which expanded our credit line to $35 million from $25 million and extended the term of the agreement to February 25, 2022.  The agreement includes minimum EBITDA covenants through September 30, 2019 and introduces a Fixed Charge Coverage Ratio thereafter.

About Broadwind Energy, Inc.
Broadwind Energy, Inc. (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. From gears and gearing systems for wind, oil and gas and mining applications, to wind towers and industrial weldments, we have solutions for the clean tech, energy and infrastructure needs of the future. With facilities throughout the U.S., Broadwind Energy's talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

Forward-Looking Statements
This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following: (i) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards; (ii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iii) our ability to continue to grow our business organically and through acquisitions; (iv) the production, sales, collections, customer deposits and revenues generated by new customer orders and our ability to realize the resulting cash flows; (v) the sufficiency of our liquidity and alternate sources of funding, if necessary; (vi) our ability to realize revenue from customer orders and backlog; (vii) our ability to operate our business efficiently, comply with our debt obligations, manage capital expenditures and costs effectively, and generate cash flow; (viii) the economy and the potential impact it may have on our business, including our customers; (ix) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (x) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (xi) the effects of the change of administrations in the U.S. federal government; (xii) our ability to successfully integrate and operate companies and to identify, negotiate and execute future acquisitions; and (xiii) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended; (xiv) the limited trading market for our securities and the volatility of market price for our securities; and (xv) the impact of future sales of our common stock or securities convertible into our common stock on our stock price. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual results to be materially different from the forward-looking statements including, but not limited to, those set forth under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018. We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change.

BWEN INVESTOR CONTACT: Jason Bonfigt, 708.780.4821 jason.bonfigt@bwen.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	December 31,	December 31,
	2018	2017

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,177	$78
Accounts receivable, net	17,455	13,644
Inventories, net	22,670	19,279
Prepaid expenses and other current assets	1,776	1,798
Current assets held for sale	-	580
Total current assets	43,078	35,379
LONG-TERM ASSETS:
Property and equipment, net	49,087	55,693
Goodwill	-	4,993
Other intangible assets, net	6,602	16,078
Other assets	398	207
TOTAL ASSETS	$99,165	$112,350

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit, NMTC and other notes payable	$11,930	$14,138
Current maturities of long-term debt	-	114
Current portions of capital lease obligations	967	762
Accounts payable	11,618	11,756
Accrued liabilities	3,806	4,393
Customer deposits	23,507	9,791
Current liabilities held for sale	27	30
Total current liabilities	51,855	40,984

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	1,408	797
Long-term capital lease obligations, net of current portions	571	941
Other	1,969	3,557
Total long-term liabilities	3,948	5,295

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0 001 par value; 10,000,000 shares authorized; no shares issued
or outstanding	-	-
Common stock, $0 001 par value; 30,000,000 shares authorized; 15,982,622 and 15,480,299 shares issued as of December 31, 2018 and
December 31, 2017, respectively	16	15
Treasury stock, at cost, 273,937 shares as of December 31, 2018 and December 31, 2017,
respectively	(1,842)	(1,842)
Additional paid-in capital	381,441	380,005
Accumulated deficit	(336,253)	(312,107)
Total stockholders' equity	43,362	66,071
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$99,165	$112,350

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Revenues	$27,187	$17,768	$125,380	$146,785
Cost of sales	27,456	20,869	121,684	138,626
Restructuring	243	-	631	-
Gross profit	(512)	(3,101)	3,065	8,159

OPERATING EXPENSES:
Selling, general and administrative	3,605	3,117	13,625	13,828
Impairment charges	7,592	-	12,585	-
Intangible amortization	471	471	1,884	1,764
Restructuring	1	-	37	-
Total operating expenses	11,669	3,588	28,131	15,592
Operating loss	(12,181)	(6,689)	(25,066)	(7,433)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(474)	(214)	(1,496)	(798)
Other, net	112	(14)	2,355	3
Total other (expense) income, net	(362)	(228)	859	(795)

Net loss before provision (benefit) for income taxes	(12,543)	(6,917)	(24,207)	(8,228)
(Benefit) provision for income taxes	(185)	11	(205)	(5,045)
LOSS FROM CONTINUING OPERATIONS	(12,358)	(6,928)	(24,002)	(3,183)
LOSS FROM DISCONTINUED OPERATIONS	(51)	(53)	(144)	(458)
NET LOSS	$(12,409)	$(6,981)	$(24,146)	$(3,641)

NET LOSS PER COMMON SHARE - BASIC:
Loss from continuing operations	$(0.79)	$(0.46)	$(1.55)	$(0.21)
Loss from discontinued operations	(0.00)	(0.00)	(0.01)	(0.03)
Net loss	$(0.79)	$(0.46)	$(1.56)	$(0.24)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	15,652	15,171	15,469	15,053

NET LOSS PER COMMON SHARE - DILUTED:
Loss from continuing operations	$(0.79)	$(0.46)	$(1.55)	$(0.21)
Loss from discontinued operations	(0.00)	(0.00)	(0.01)	(0.03)
Net loss	$(0.79)	$(0.46)	$(1.56)	$(0.24)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	15,652	15,171	15,469	15,053

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Year Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,146)	$(3,641)
Loss from discontinued operations	(144)	(458)
Loss from continuing operations	(24,002)	(3,183)

Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization expense	9,183	8,999
Impairment charges	12,585	80
Deferred income taxes	(307)	(5,045)
Remeasurement of contingent consideration	(1,140)	(1,394)
Stock-based compensation	803	813
Extinguishment of New Markets Tax Credit obligation	(2,249)	-
Allowance for doubtful accounts	(35)	37
Common stock issued under defined contribution 401(k) plan	685	316
Gain on disposal of assets	(116)	(12)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(3,776)	884
Inventories	(2,944)	7,057
Prepaid expenses and other current assets	22	651
Accounts payable	801	(5,287)
Accrued liabilities	553	(4,921)
Customer deposits	13,716	(8,219)
Other non-current assets and liabilities	(1,734)	(126)
Net cash provided by (used in) operating activities of continued operations	2,045	(9,350)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid in acquisition	-	(16,449)
Sales of available for sale securities .	-	2,221
Maturities of available for sale securities .	-	950
Purchases of property and equipment .	(2,324)	(6,688)
Proceeds from disposals of property and equipment	676	72
Net cash used in investing activities of continued operations	(1,648)	(19,894)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	141,414	158,856
Payments on line of credit	(141,040)	(148,009)
Proceeds from long-term debt	2,060	457
Payments on long-term debt	(761)	-
Principal payments on capital leases	(814)	(644)
Proceeds from sale of common stock, net	(52)	-
Net cash provided by financing activities of continued operations	807	10,660

DISCONTINUED OPERATIONS:
Operating cash flows	(105)	(78)
Net cash used in discontinued operations	(105)	(78)

Add: Cash balance of discontinued operations, beginning of period	-	2

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	1,099	(18,660)
CASH AND CASH EQUIVALENTS beginning of the period	78	18,738
CASH AND CASH EQUIVALENTS end of the period	$1,177	$78

Supplemental cash flow information:
Interest paid .	$1,168	$585
Income taxes paid	$116	$44

Non-cash activities:
Issuance of restricted stock grants	$803	$813
Equipment additions via capital lease	$650	$844
Non-cash purchases of property and equipment	$64	$1,003
Contingent consideration related to business acquisition	$-	$2,534

Red Wolf acquisition:
Assets acquired .	$-	26,602
Liabilities assumed	$-	7,619

BROADWIND ENERGY, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
ORDERS:
Towers and Heavy Fabrications	$2,431	$2,543	$23,511	$34,873
Gearing	8,532	7,398	41,576	36,928
Process Systems	5,763	2,358	18,154	15,761
Total orders	$16,726	$12,299	$83,241	$87,562

REVENUES:
Towers and Heavy Fabrications	$10,676	$4,195	$68,815	$103,389
Gearing	10,882	8,495	38,376	26,006
Process Systems	5,639	5,078	18,319	17,390
Corporate and Other	(10)	-	(130)	-
Total revenues	$27,187	$17,768	$125,380	$146,785

OPERATING (LOSS)/PROFIT:
Towers and Heavy Fabrications	$(2,811)	$(4,522)	$(4,346)	$2,667
Gearing	992	(71)	51	(2,632)
Process Systems	(8,861)	(463)	(16,442)	(2,269)
Corporate and Other	(1,501)	(1,633)	(4,329)	(5,199)
Total operating (loss)/profit	$(12,181)	$(6,689)	$(25,066)	$(7,433)

Non-GAAP Financial Measure
The Company provides non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments, restructuring costs and impairment expense) as supplemental information regarding the Company’s business performance. The Company’s management uses adjusted EBITDA when it internally evaluates the performance of the Company’s business, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results, and it allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.

BROADWIND ENERGY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(IN THOUSANDS)
(UNAUDITED)

Consolidated	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017		2018	2017
Net (Loss) from continuing operations	$(12,358)	$(6,928)	#	$(24,000)	$(3,184)
Interest Expense	475	214		1,494	798
Income Tax (Benefit)/Provision	(184)	11		(204)	(5,045)
Depreciation and Amortization	2,193	2,427		9,183	8,999
Share-based Compensation and Other Stock Payments	290	323		1,504	1,223
Restructuring Costs	243	-		668	-
Impairment Charges	7,592	-		12,585	-
NMTC Extinguishment Gain	-	-		(2,249)	-
Adjusted EBITDA (Non-GAAP)	$(1,749)	$(3,953)		$(1,019)	$2,791

Towers and Heavy Fabrications Segment	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net (Loss)/Income	$(2,195)	$(4,207)	$(3,273)	$919
Interest Expense	66	26	194	89
Income Tax (Benefit)/Provision	(567)	(337)	(1,154)	1,666
Depreciation and Amortization	1,213	1,355	4,986	4,638
Share-based Compensation and Other Stock Payments	139	127	606	440
Adjusted EBITDA (Non-GAAP)	$(1,344)	$(3,036)	$1,359	$7,752

Gearing Segment	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net Income/(Loss)	$915	$(70)	$(34)	$(2,638)
Interest Expense	67	3	74	12
Income Tax Provision/(Benefit)	10	(4)	11	(6)
Depreciation and Amortization	513	583	2,255	2,430
Share-based Compensation and Other Stock Payments	66	64	286	178
Adjusted EBITDA (Non-GAAP)	$1,571	$576	$2,592	$(24)

Process Systems	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net (Loss)	$(8,501)	$(390)	$(16,003)	$(2,207)
Interest Expense	3	1	6	5
Income Tax (Benefit)	(365)	(78)	(453)	(88)
Depreciation and Amortization	405	428	1,709	1,706
Share-based Compensation and Other Stock Payments	20	20	89	53
Restructuring Expense	243	-	668	-
Impairment Expense	7,592	-	12,585	-
Adjusted EBITDA (Non-GAAP)	$(603)	$(19)	$(1,399)	$(531)

Corporate and Other	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net(Loss)/Income	$(2,577)	$(2,261)	$(4,690)	$742
Interest Expense	339	184	1,220	692
Income Tax Provision/(Benefit)	738	430	1,392	(6,617)
Depreciation and Amortization	62	61	233	225
Share-based Compensation and Other Stock Payments	65	112	523	552
NMTC Extinguishment Gain	-	-	(2,249)	-
Adjusted EBITDA (Non-GAAP)	$(1,373)	$(1,474)	$(3,571)	$(4,406)